EXHIBIT 12


             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS



                                                                                     12 MONTHS ENDED
                                                             ---------------------------------------------------------------
                                                              DECEMBER     DECEMBER     DECEMBER     DECEMBER      DECEMBER
                                                                1998         1997         1996         1995          1994
                                                             ----------   ----------   ----------   ----------   -----------
                                                                                (IN MILLIONS OF DOLLARS)
 Net Income ..............................................    $  327.7     $  282.8     $  310.8     $  338.0     $  323.6
 Taxes on Income .........................................       181.3        161.5        169.2        172.4        156.7
                                                              --------     --------     --------     --------     --------
 Adjusted Net Income .....................................    $  509.0     $  444.3     $  480.0     $  510.4     $  480.3
                                                              --------     --------     --------     --------     --------
 Fixed Charges:
  Interest and Amortization of Debt Discount and
   Expense and Premium on all Indebtedness ...............    $  255.3     $  234.2     $  203.9     $  206.7     $  204.2
  Capitalized Interest ...................................         3.6          8.4         15.7         15.0         12.4
  Interest Factor in Rentals .............................         1.9          1.9          1.5          2.1          2.0
                                                              --------     --------     --------     --------     --------
  Total Fixed Charges ....................................    $  260.8     $  244.5     $  221.1     $  223.8     $  218.6
                                                              --------     --------     --------     --------     --------
 Preferred and Preference Dividend
  Requirements: (1)
   Preferred and Preference Dividends ....................    $   21.8     $   28.7     $   38.5     $   40.6     $   39.9
   Income Tax Required ...................................        12.0         16.4         20.9         20.4         19.1
                                                              --------     --------     --------     --------     --------
   Total Preferred and Preference Dividend
     Requirements ........................................    $   33.8     $   45.1     $   59.4     $   61.0     $   59.0
                                                              --------     --------     --------     --------     --------
 Total Fixed Charges and Preferred and Preference
  Dividend Requirements ..................................    $  294.6     $  289.6     $  280.5     $  284.8     $  277.6
                                                              --------     --------     --------     --------     --------
 Earnings (2) ............................................    $  766.2     $  680.4     $  685.4     $  719.2     $  686.5
                                                              --------     --------     --------     --------     --------
 Ratio of Earnings to Fixed Charges ......................         2.94         2.78         3.10         3.21         3.14
 Ratio of Earnings to Combined Fixed Charges and
  Preferred and Preference Dividend Requirements .........         2.60         2.35         2.44         2.52         2.47

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(1) Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings which would be required to meet dividend requirements on preferred stock and preference stock.

(2) Earnings are deemed to consist of net income which includes earnings of BGE's consolidated subsidiaries, equity in the net income of BGE's unconsolidated subsidiary, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.


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